UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                       SCHEDULE 13D

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                   (Amendment No. 1)*

                                  LECROY CORPORATION
                    ------------------------------------------------
                                   (Name of Issuer)

                         Common Stock, Par Value $0.01 per share
                    ------------------------------------------------
                             (Title of Class of Securities)

                                       52324W109
                    ------------------------------------------------
                                     (CUSIP Number)

                                   George F. Hamel, Jr.
                                   VA Partners, L.L.C.
                              One Maritime Plaza, Suite 1400
                                 San Francisco, CA 94111
                                    (415) 362-3700
                    ------------------------------------------------
                       (Name, Address and Telephone Number of Person
                      Authorized to Receive Notices and Communications)

                                    With a Copy to:

                               Christopher G. Karras, Esq.
                                      Dechert LLP
                                 4000 Bell Atlantic Tower
                                    1717 Arch Street
                               Philadelphia, PA 19103-2793

                                    February 9, 2004
                      ------------------------------------------------
                    (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================
                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                              Page 2 of 11
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE
    PERSON (entities only)

    ValueAct Capital Partners, L.P.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         1,327,715**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        1,327,715**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,327,715**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.59%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5.

			*SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 3 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    ValueAct Capital Partners II, L.P.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         107,565**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        107,565**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     107,565**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.02%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 4 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    ValueAct Capital International, Ltd.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         39,792**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        39,792**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,792**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.38%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 5 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    VA Partners, L.L.C.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    OO*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         1,475,072**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        1,475,072**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,475,072**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.98%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     00 (LLC)
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 6 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Jeffrey W. Ubben
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    OO*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         1,475,072**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        1,475,072**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,475,072**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.98%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 7 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    George F. Hamel, Jr.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    OO*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         1,475,072**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        1,475,072**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,475,072**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.98%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.


                                SCHEDULE 13D
--------------------------                          --------------------------
CUSIP NO. 52324W109                                               Page 8 of 11
------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Peter H. Kamin
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    OO*
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         1,475,072**
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        1,475,072**
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,475,072**
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.98%
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
------------------------------------------------------------------------------
*See Item 3
**See Items 2 and 5

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                ATTESTATION.

                           SCHEDULE 13D


	THE PURPOSE OF THIS AMENDMENT NO. 1 TO SCHEDULE 13D IS TO AMEND THE PURPOSE OF TRANSACTION SECTION OF THE SCHEDULE 13D FILED BY THE REPORTING PERSONS WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2001.
THE INFORMATION BELOW SUPPLEMENTS THE INFORMATION PREVIOUSLY REPORTED.


ITEM 4.  PURPOSE OF TRANSACTION

	On Monday, February 9, 2004, the Issuer filed a registration statement on Form S-3, (the "S-3 Registration Statement") with the Securities and Exchange Commission (the "SEC") registering 3,248,750 shares of Common Stock with the SEC to be sold in an underwritten follow-on public offering (the "Offering"). The Issuer is offering 1,500,000 newly-issued shares of Common Stock pursuant to the S-3 Registration Statement. The Reporting Persons have decided to participate in the Issuer's Offering as a selling stockholder by selling 1,253,500 shares of Common Stock held by the Reporting Persons in the Offering. If the Reporting Persons dispose of the entire 1,253,500 shares registered with the SEC, they would own, in the aggregate, less than five percent (5%) of the then outstanding Common Stock as a result of the sales. If this occurs, the Reporting Persons' right to a representative on the Issuer's board of directors would cease. The Reporting Persons remaining 221,572 shares of Common Stock will be the subject of an over-allotment option granted to the underwriters of the Offering. If the over-allotment option is exercised in full by the underwriters, then the Reporting Persons will cease to own any Common Stock of the Issuer. The Issuer has also granted an over-allotment option to the underwriters covering 202,178 shares of Common Stock, which may only be exercised if the over-allotment option to purchase the Reporting Persons' shares of Common Stock is exercised in full.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

A)	Joint Filing Agreement


                                      SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    POWER OF ATTORNEY

	KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature Appears below on this Schedule 13D hereby constitutes and appoints Jeffrey
W. Ubben, George F. Hamel, Jr. and Peter H. Kamin, and each of them, with full power to act without the other, his or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or it and in his or its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Schedule 13D, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or it might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                 ValueAct Capital Partners, L.P., by
                                 VA Partners, L.L.C., its General Partner

                                 By:    /s/ George F. Hamel, Jr.
                                  --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                 ValueAct Capital Partners II, L.P., by
                                 VA Partners, L.L.C., its General Partner

                                 By:    /s/ George F. Hamel, Jr.
                                  --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                 ValueAct Capital International, Ltd., by
                                 VA Partners, L.L.C., its investment manager

                                 By:    /s/ George F. Hamel, Jr.
                                  --------------------------------------
Dated:  February 17, 2004         George F. Hamel, Jr., Managing Member


                                 VA Partners, L.L.C.

                                 By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member

                                 By:    /s/ Jeffrey W. Ubben
                                   --------------------------------------
Dated:  February 17, 2004          Jeffrey W. Ubben


                                 By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr.


                                 By:    /s/ Peter H. Kamin
                                   --------------------------------------
Dated:  February 17, 2004          Peter H. Kamin

                                       Exhibit A
                                  JOINT FILING AGREEMENT


The undersigned parties hereby agree that the Schedule 13D filed herewith (and any amendments thereto) relating to the Common Stock of LeCroy Corporation is being filed jointly on behalf of each of them with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended.

                                 ValueAct Capital Partners, L.P., by
                                 VA Partners, L.L.C., its General Partner

                                 By:    /s/ George F. Hamel, Jr.
                                  --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                 ValueAct Capital Partners II, L.P., by
                                 VA Partners, L.L.C., its General Partner

                                 By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                 ValueAct Capital International, Ltd., by
                                 VA Partners, L.L.C., its investment manager

                                  By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                  VA Partners, L.L.C.

                                  By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr., Managing Member


                                  By:    /s/ Jeffrey W. Ubben
                                   --------------------------------------
Dated:  February 17, 2004          Jeffrey W. Ubben


                                  By:    /s/ George F. Hamel, Jr.
                                   --------------------------------------
Dated:  February 17, 2004          George F. Hamel, Jr.


                                  By:    /s/ Peter H. Kamin
                                    --------------------------------------
Dated:  February 17, 2004          Peter H. Kamin